Exhibit 3

ASPECT COMMUNICATIONS CORPORATION

AMENDMENT NO. 2 TO PREFERRED SHARES RIGHTS AGREEMENT

This Amendment No. 2 to Preferred Shares Rights Agreement (this “Amendment”) is effective as of November 14, 2002 and amends the Preferred Shares Rights Agreement dated as of May 11, 1999, as amended on December 12, 2001 (the “Rights Agreement”) by and between Aspect Communications Corporation, a California corporation (the “Company”), and EquiServe Trust Company, N.A. as “Rights Agent” (successor to original rights agent, BankBoston, N.A.).

RECITALS

A.    The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to enter into a private placement transaction in which the Company intends to issue to Vista Equity Fund II, L.P. (the “Investor”) shares of its newly authorized Series B Convertible Preferred Stock representing, on a as-converted basis, approximately 29.5% of the Company’s outstanding Common Stock pursuant to the Preferred Stock Purchase Agreement dated as of November 14, 2002 entered into by and between the Company and the Investor (the “Purchase Agreement”).

B.    As a term of the Purchase Agreement, the Company is obligated to amend the Rights Agreement in certain respects.

C.    In accordance with Section 27 of the Rights Agreement, the Company has the power to supplement or amend the Rights Agreement in any respect without the approval of the Rights Agent or any holders of “Rights” prior to the “Distribution Date” (as such terms are defined in the Rights Agreement).

D.    As of the date of this Amendment, the Distribution Date has not occurred.

AMENDMENT

In consideration of the foregoing, the parties agree as follows:

1.        Amendment to Rights Agreement.  The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to

15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding.

Furthermore, notwithstanding the foregoing paragraph, the term “Acquiring Person” shall not be deemed to include Vista Equity Fund II, L.P. (“Vista”) so long as Vista, together with all Associates and Affiliates of Vista, shall be the Beneficial Owner of no more than 34.9% of the Common Shares then outstanding. In addition to the foregoing, Vista shall not be deemed to be an Acquiring Person as the result of (i) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Vista and its Associates and Affiliates to 34.9% or more of the Common Shares of the Company then outstanding, or (ii) an adjustment to the Conversion Price (as defined Section 5(b)(i) in the “Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock” (the “Certificate of Determination”) to be filed by the Company in connection with its issuance of Series B Convertible Preferred Stock to Vista pursuant to the Preferred Stock Purchase Agreement dated as of November 14, 2002 (the “Vista Purchase Agreement”) by and between the Company and Vista) of the Series B Convertible Preferred Stock pursuant to Section 5 of the Certificate which, by increasing the number of Common Shares into which the Series B Convertible Stock shall be convertible, increases the proportionate number of shares beneficially owned by Vista and its Associates and Affiliates to 34.9% or more of the Common Shares of the Company then outstanding; provided, however, that, in the case of each of clauses (i) and (ii) of this sentence, if Vista and its Associates and Affiliates shall become the Beneficial Owner of 34.9% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company or such adjustment in Conversion Price, as the case may be, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or shares of Series B Convertible Preferred Stock in Common Shares or shares convertible into Common Shares or pursuant to a split or subdivision of the outstanding Common Shares or shares of Series B Convertible Preferred Stock), then Vista shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company Vista does not beneficially own 34.9% or more of the Common Shares of the Company then outstanding. The exemptions contemplated by this paragraph for Vista and its Associates and Affiliates shall automatically terminate, without any action on the part of the Company or Vista, in their entirety immediately upon (A) the termination of the Vista Purchase Agreement prior to the issuance of shares of Series B Convertible Preferred Stock by the Company to Vista or (B) the time at which Vista and its Associates and Affiliates shall be the Beneficial Owner of less than 15% of the Common Shares outstanding.”

2.        Amendment to Legend.  The legend to be included on the certificates for Rights as described in Section 3(c) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Aspect Communications Corporation and EquiServe Trust Company, N.A. as the Rights Agent, dated as of May 11, 1999, as amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Aspect Communications Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Aspect Communications Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.”

3.        Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with laws of such State applicable to contracts to be made and performed entirely within such State.

4.    Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all such counterparts shall together constitute one and the same instrument.

Terms used herein but not defined herein shall have the meaning set forth in the Rights Agreement.

[Signature page follows.]

The Company has caused this Amendment to be duly executed as of the date first written above.

ASPECT COMMUNICATIONS CORPORATION

By:	/s/ BEATRIZ INFANTE
Beatriz Infante, President & Chief Executive Officer

Address: 1310 Ridder Park Drive San Jose, CA 95131
Fax:	(408) 325-2260

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT

EXHIBIT A

OFFICER’S CERTIFICATE
OF
ASPECT COMMUNICATIONS CORPORATION

The undersigned, Gary Wetsel, hereby certifies as follows:

1.    The undersigned is the duly elected Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, a California corporation (the “Company”).

2.    Pursuant to the Preferred Shares Rights Agreement dated as of May 11, 1999, entered into by and among the Company and BankBoston N.A., as Rights Agent (the “Rights Agreement”), the Company proposes to amend the Rights Agreement pursuant to the Amendment to Preferred Shares Rights Agreement dated as of the date hereof (the “Amendment”).

3.    The undersigned has examined the requirements of Section 27 of the Rights Agreement regarding amendments and supplements to the Rights Agreement.

4.    The undersigned is of the opinion that the Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

The undersigned has executed this certificate as an officer of the Company this 14th day of November, 2002.

/s/ GARY WETSEL Gary Wetsel Executive Vice President, Finance,
Chief Financial Officer and
Chief Administrative Officer